Exhibit 99.3

NCO GROUP, INC.

OFFER TO EXCHANGE

$165,000,000 AGGREGATE PRINCIPAL AMOUNT OF OUR FLOATING RATE SENIOR NOTES DUE 2013 AND $200,000,000 OF OUR 11.875% SENIOR SUBORDINATED NOTES DUE 2014, EACH OF WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR ANY AND ALL OF OUR OUTSTANDING FLOATING RATE SENIOR NOTES DUE 2013 AND OUR 11.875% SENIOR SUBORDINATED NOTES DUE 2014

                    , 2007

To Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees:

As described in the enclosed Prospectus, dated                     , 2007 (as the same may be amended or supplemented from time to time, the “Prospectus”), and Letter of Transmittal (the “Letter of Transmittal”), NCO Group, Inc. (“we” or the “Company”) and the subsidiary guarantors, are offering to exchange (the “Exchange Offers”) an aggregate principal amount of up to $165,000,000 of our Floating Rate Senior Notes due 2013 and $200,000,000 of our 11.875% Senior Subordinated Notes due 2014, which have been registered under the Securities Act of 1933, as amended (collectively, the “Exchange Notes”), for any and all of our outstanding Floating Rate Senior Notes due 2013 and 11.875% Senior Subordinated Notes due 2014, (collectively, the “Outstanding Notes”) in principal amounts of $2,000 and integral multiples of $1,000 in excess thereof upon the terms and subject to the conditions of the enclosed Prospectus and related Letter of Transmittal. The terms of the Exchange Notes are substantially identical (including principal amount, interest rate and maturity) to the terms of the Outstanding Notes for which they may be exchanged pursuant to the Exchange Offers, except that the Exchange Notes are freely transferable by holders thereof, upon the terms and subject to the conditions of the enclosed Prospectus and related Letter of Transmittal. The Company will accept for exchange any and all Outstanding Notes properly tendered according to the terms of the Prospectus and the Letter of Transmittal.

Consummation of the Exchange Offers is subject to certain conditions described in the Prospectus. The Exchange Offers are not conditioned on any minimum aggregate principal amount of Outstanding Notes being tendered. Notwithstanding any other provisions of the Exchange Offers, or any extension of the Exchange Offers, the Company will not be required to accept for exchange, or to exchange any Exchange Notes for, any Outstanding Notes and may terminate or amend the Exchange Offers, if any of the conditions described in the Prospectus under “The Exchange Offers—Conditions of the Exchange Offers” have occurred or exist.

WE ARE REQUESTING THAT YOU PROMPTLY CONTACT YOUR CLIENTS FOR WHOM YOU HOLD OUTSTANDING NOTES REGARDING THE EXCHANGE OFFERS.

Enclosed herewith for your information and forwarding to your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee, or who hold Outstanding Notes registered in their own names, are copies of the following documents:

1. The Prospectus;

2. The Letter of Transmittal for your use in connection with the tender of Outstanding Notes and for the information of your clients, including a Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (providing information relating to U.S. federal income tax backup withholding);

3. A form of Notice of Guaranteed Delivery to be used to accept the Exchange Offers for holders (a) whose certificates for the Outstanding Notes are not immediately available, (b) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Time, or (c) who cannot complete the procedures for delivery by book-entry transfer prior to the Expiration Time; and

4. A form of letter, including a letter of instructions to a registered holder from a beneficial owner, which you may use to correspond with your clients for whose accounts you hold Outstanding Notes, with space provided for obtaining such clients’ instructions regarding the Exchange Offers.

Your prompt action is requested. Please note that the Exchange Offers will expire at 5:00 p.m., New York City time, on                     , 2007 (the “Expiration Time”), unless the Company otherwise extends the Exchange Offers. Please furnish copies of the enclosed materials to those of your clients for whom you hold Outstanding Notes registered in your name or in the name of your nominee as quickly as possible.

In all cases (other than with respect to the guaranteed delivery procedures described below), exchanges of Outstanding Notes pursuant to the Exchange Offers will be made only after the Exchange Agent (as defined in the Prospectus) receives the following documents by the Expiration Time: (1) certificates representing such Outstanding Notes, or a book-entry confirmation (as defined in the Prospectus), as the case may be, (2) the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, or an agent’s message (as defined in the Prospectus) in lieu thereof, and (3) any other required documents.

Holders who wish to tender their Outstanding Notes and (1) whose certificates for the Outstanding Notes are not immediately available, (2) who cannot deliver their Outstanding Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Time, or (3) who cannot complete the procedures for delivery by book-entry transfer prior to the Expiration Time, must tender their Outstanding Notes according to the guaranteed delivery procedures set forth under the caption “The Exchange Offers—Guaranteed Delivery Procedures” in the Prospectus.

The Company is not making the Exchange Offers to, nor will the Company accept tenders from or on behalf of, holders of Outstanding Notes residing in any jurisdiction in which the making of the Exchange Offers or the acceptance of tenders would not be in compliance with the laws of such jurisdiction.

The Company will not make any payments to brokers, dealers or other persons for soliciting acceptances of the Exchange Offers. The Company will, however, upon request, reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Any inquiries you may have with respect to the Exchange Offers should be addressed to the Exchange Agent at its address and telephone number set forth in the enclosed Prospectus and Letter of Transmittal. Additional copies of the enclosed materials may be obtained from the Exchange Agent.

Very truly yours,

NCO GROUP, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, ANY AFFILIATE OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM IN CONNECTION WITH THE EXCHANGE OFFERS, OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS EXPRESSLY CONTAINED THEREIN.